Exhibit 99.1

Vonage Holdings Corp. Appoints Joe Redling as President of Consumer Services,
U.S. and Canada

Move Strengthens Senior Management Team and Focus on Strategic Growth Priorities

HOLMDEL, N.J., December 2, 2013 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communication services connecting people through cloud-connected devices worldwide, has appointed Joe Redling President of Consumer Services - U.S. and Canada, effective immediately. Mr. Redling will report to Chief Executive Officer Marc Lefar.

Mr. Redling will manage the P&L of Vonage’s core business, which includes domestic and international long distance calling products and services. Effective with his appointment, Mr. Redling resigned from the Company’s board of directors, on which he had served since 2011.

“We are excited to have Joe join us to lead consumer services in the U.S. and Canada,” Mr. Lefar commented. “Joe’s strong public company and consumer marketing leadership experience, as well as his intimate familiarity with Vonage from his extended service on our board, make him uniquely qualified to lead our core business.”

Mr. Lefar continued, “Strong financial performance in our core business remains essential as we continue to make steady progress on our strategic growth priorities in international expansion and mobile services, while also expanding into the small and medium business segment with our recent acquisition of Vocalocity. The addition of Joe to the team enables us to increase senior leadership focus on our growth priorities, which will propel Vonage toward becoming the premier provider of cloud-based communications for consumers and businesses.”

Mr. Redling has more than 20 years of executive experience in consumer marketing, operations and digital media across multiple industries. He brings a wealth of public company knowledge and experience to his new role with Vonage, with particular expertise in transforming and optimizing subscription-based businesses through the use of digital platforms.

“Over the last five years, Vonage has dramatically improved its financial and operational performance. It has been a privilege to be a part of that transformation as a member of the board, supporting Marc and his senior leadership team as they laid the foundation for growth,” Mr. Redling said. “I am thrilled to have the opportunity to work more closely with Marc and the team as we continue to execute on our core business strategies, while also accelerating our expansion into new growth areas.”

Mr. Redling was President and Chief Executive Officer of NutriSystem, Inc., a weight loss company, from May 2008 to November 2012, and served as Chairman of the company’s board of directors until April 2012. He led three strategic shifts for NutriSystem during his tenure including moving the organization to a digital platform; expanding the company’s product line to engage new customer segments; and launching the company into retail.

Exhibit 99.1

Prior to joining NutriSystem, Mr. Redling held a number of executive positions at AOL from 1999 to 2007, including Chief Marketing Officer; President of AOL Access; President of AOL Paid Services and Customer Management; and Chief Executive Officer of AOL International. He led the transformation of AOL from the leading dial-up internet service business reaching more than 30 million subscribers, to broadband. He also managed AOL’s extensive call center operations, including 18 call centers in eight countries and more than 10,000 employees worldwide. Mr. Redling also has held operating and marketing executive positions at other major corporations, including Time Warner. He earned his B.S. in Business Management from St. Peter’s University.

About Vonage

Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail - for one low monthly rate. Our Vonage Mobile app is a free downloadable app for iPhone® and Android™ that lets users talk, text and video chat worldwide for free with anyone else who uses the app. Vonage’s service is sold on the web and through regional and national retailers including Walmart, Best Buy, Kmart and Sears, and is available to consumers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).

Vonage Business Solutions provides a robust suite of communications features critical to running a business, and can save businesses at least 30 percent on their domestic phone bills1. In addition, Vonage offers businesses international long distance rates to the most frequently called countries that are, on average, 75 percent lower than the competition2.

The company’s best-in-class business features include call analytics, conference calling, call transfer, virtual receptionist, extension dialing, call forwarding, SimulRing®, mobile capabilities and more, all managed through the convenience of an online account. For more information about Vonage Business Solutions, visit Vonage.com/business.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.

To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.

1)
Savings claim is based on the average monthly recurring charge for unlimited domestic business calling plans from the top three wireline service providers. Comparison excludes promotional pricing, fees, surcharges or taxes and assumes a customer already has broadband service. Check your phone bill to determine the savings that would apply to you.

2)	Based on comparison of the top three wireline service providers’ per-minute rates to the top 50 markets.

(vg-f)

Exhibit 99.1

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Media contact:
Jo Ann Tizzano, Vonage
732-365-1363, joann.tizzano@vonage.com

Investor contact:
Leslie Arena, Vonage
732-203-7372, leslie.arena@vonage.com